                                                    MICROFILM I.D. NUMBER
PAINEWEBBER

                        INSTITUTIONAL CLIENT'S AGREEMENT
            FULL ACCOUNT TITLE                      BRANCH                   ACCOUNT NUMBER                 BROKER
- --------------------------------------------     ---- --- ----     ---- ---- ---- ---- ----- ---- ----     ---- -----

- --------------------------------------------     ---- --- ----     ---- ---- ---- ---- ----- ---- ----     ---- -----

       Gentlemen:

       In consideration of your opening and carrying one or more accounts of the undersigned for the purchase and sale of property, the undersigned agrees as follows:

1. The word "property" as used herein shall mean all securities, including but not limited to monies, stocks, options, bonds, notes, futures contracts, commodities, certificates of deposit and other obligations, contracts or securities. "You" or "your" means PaineWebber Incorporated, its successor firms, subsidiaries, correspondents or affiliates and employees.

2.     All   transactions   for  the   undersigned   shall  be  subject  to
       the constitution, rules, regulations, interpretations, by-laws, customs and usages of the exchange or market and its clearing house, if any, where the transactions are executed. Such transactions are also subject, where applicable, to the provisions, rules and regulations of the Securities and Exchange Commission, the Commodity Futures Trading Commission and the Board of Governors of the Federal Reserve System in existence at this time and as later amended and supplemented.

3. You may change the terms of this Agreement at any time upon prior written notice to the undersigned. If such changes are not acceptable, the undersigned will notify you in writing of such non-acceptance and the undersigned's account(s) will be cancelled. The undersigned will remain liable for any outstanding debits and/or charges on the account(s). By continuing to accept the services offered by you, the undersigned indicates the acceptance of these changes.

4. All orders for the purchase and sale of any property will be given by the undersigned and executed with the distinct understanding that an actual purchase or sale is intended and that it is the intention and obligation of the undersigned in every case to deliver property to cover any and all sales and in the case of purchases to receive and pay for property and that the undersigned will do so upon your demand. In case you make a short sale of any property at the direction of the undersigned or in case the undersigned fails to deliver to you any property which you have sold at the direction of the undersigned, you are authorized to borrow the property necessary to enable you to make delivery to the purchaser and the undersigned agrees to be responsible for the cost or loss you may incur, or the cost of obtaining the property if you are unable to borrow it. No settlement of the undersigned's account(s) may occur without your first receiving all property for which the account is short and all property in which the account(s) are long being paid for in full and the property then delivered. You and your correspondents are constituted agents of the undersigned to complete all such transactions and are authorized to make advances and expend monies as are required.

5. The undersigned, when placing with you any sell order for a short account, will designate it as such and hereby authorizes you to mark the order as being "short". When placing with you any order for a long account, the undersigned will designate it as such and hereby authorizes you to mark the order as being "long". Any sell order which the undersigned shall designate as being for a long account is for property which is owned by the undersigned and, if you are unable to deliver this property from any account(s) of the undersigned, the placing of the order will constitute a representation by the undersigned that the securities will be delivered as required and that the undersigned will reimburse you for any expense incurred.

6. All property held or purchased shall be subject to a lien in your favor for the discharge of all indebtedness and other obligations of the undersigned, however and whenever arising, and may be held by you as security for the payment of any such obligations or indebtedness to you in any account you maintain for the undersigned. You are authorized without notice to the undersigned whenever you deem it advisable from time to time (a) to transfer interchangeably between accounts of the undersigned any or all property so held, without regard to whether you have in your possession or subject to your control other property of the same kind and amount and (b) in the usual course business to pledge, repledge, hypothecate (either for the amount owed you or for a greater or lesser sum) and lend the same to you as broker or to others from time to time, separately or commingled with property carried for other clients, and you shall not be required to deliver to the undersigned the same property but only property of the same kind and amount.

7. The undersigned shall at all times be liable for the payment of any amounts advanced, any debit balance or other obligations owing in any account(s) of the undersigned with you and the undersigned shall be liable to you for any deficiency remaining in any such account(s) in the event of the liquidation thereof, in whole or in part, by you or by the undersigned. The undersigned shall make payment of any such balance, obligation, deficiency, indebtedness, including interest and commissions, upon demand, and any costs of collection, including attorney's fees, if incurred by you.

8. All amounts advanced and other balances due shall be charged interest in accordance with your usual custom which may include the compounding of interest, including any increases in rates which reflect adjustments in the call money rate, and such other charges as you may make to cover your facilities and extra services. Payment of all amounts advanced and other balances due, together with the interest thereon, shall be made by the undersigned to you at any of your offices which will act as the undersigned's agent for the transmittal of such amounts and other balances due to you at New York, New York.

        THE UNDERSIGNED HAS READ AND UNDERSTANDS THE STATEMENT OF CREDIT PRACTICES DESCRIBING INTEREST CHARGES PRINTED ON THE REVERSE SIDE.

9. You may employ sub-brokers and shall be responsible only for reasonable care in their selection. You may deal with market makers or members of any exchange known as specialists or known as odd lot dealers and in the execution of orders they may act as sub-brokers for the undersigned and may also buy or sell the property for themselves as dealers for their own account.

10. The undersigned agrees to maintain in account(s) with you such positions and margin as required by all applicable statutes, rules, regulations, procedures, and customs, or as you deem necessary or advisable and, where applicable, to satisfy any and all margin calls issued in connection with such business.

11. You shall have the right in accordance with your general policies regarding your margin maintenance requirements in existence at the time, or if in your discretion you consider it necessary for your protection to require additional collateral or the liquidation of any account of the undersigned, or in the event a petition in bankruptcy or for appointment of a receiver is filed by or against the undersigned, or an attachment is levied against the account(s) of the undersigned to sell any or all property in the account(s) of the undersigned with you, whether carried individually or jointly with others, to buy any or all property which may be short in such account(s), to cancel any open orders and to close any or all outstanding contracts, all without demand for margin or additional margin, other notice of sale or purchase, or other notice or advertisement. Any such sales or purchases may be made at your discretion on any exchange or other market where such business is usually transacted, or at public auction or private sale, and you may be the purchasers for your own account. It is understood a prior demand, or call, or prior notice of the time and place of such sale or purchase shall not be considered a waiver of your right to sell or buy without demand or notice as herein provided.

12.    The  undersigned   expressly   agrees  you  will  not  be  bound  by
       any representation or agreement made by any of your employees or agents which purports to affect or diminish your rights under this agreement.

13. In the event any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such finding or holding shall only affect the provision(s) involved and the remainder of this agreement and the application of all provisions shall not be affected.

14. The undersigned's address below is and will continue to be a correct address until your Lincoln Harbor Office receives written notice of any change. Notices and communications sent to the undersigned at such address will constitute personal delivery to the undersigned, whether actually received or not. All reports of execution of orders and account statements shall be conclusive if not objected to by the undersigned in writing immediately by notice sent to you by registered mail.

15. All transactions made for the account(s) of the undersigned shall be governed by the terms of this agreement. This agreement and its enforcement shall be construed and governed by the laws of the State of New York, and shall be binding upon the undersigned, its successors and assigns.

16. ARBITRATION IS FINAL AND BINDING ON THE PARTIES. THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL. PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS. THE ARBITRATOR'S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED. THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

        I AGREE,  AND BY CARRYING AN ACCOUNT FOR ME PAINEWEBBER  AGREE(S),
       THAT ANY AND ALL  CONTROVERSIES  WHICH MAY ARISE  BETWEEN  ME AND
       PAINEWEBBER CONCERNING  ANY  ACCOUNT,  TRANSACTION,   DISPUTE  OR  THE
       CONSTRUCTION, PERFORMANCE, OR BREACH OF THIS OR ANY OTHER AGREEMENT, WHETHER ENTERED INTO PRIOR, ON OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE DETERMINED BY ARBITRATION. ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE HELD UNDER AND PURSUANT TO AND BE GOVERNED BY THE FEDERAL
       ARBITRATION ACT, AND SHALL BE CONDUCTED BEFORE AN ARBITRATION PANEL CONVENED BY THE NEW YORK STOCK EXCHANGE, INC. OR THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. I MAY ALSO SELECT ANY OTHER NATIONAL SECURITY EXCHANGE'S ARBITRATION FORUM UPON WHICH PAINEWEBBER
       IS LEGALLY  REQUIRED TO ARBITRATE THE CONTROVERSY WITH  ME,   INCLUDING,
       WHERE  APPLICABLE,   THE  MUNICIPAL   SECURITIES RULE-MAKING BOARD. SUCH
       ARBITRATION SHALL BE GOVERNED BY THE RULES OF THE ORGANIZATION
       CONVENING THE PANEL. I MAY ELECT IN THE FIRST INSTANCE THE ARBITRATION FORUM, BUT IF I FAIL TO MAKE SUCH ELECTION, BY REGISTERED LETTER OR TELEGRAM ADDRESSED TO YOU AT YOUR MAIN OFFICE, BEFORE THE EXPIRATION OF FIVE DAYS (5) AFTER RECEIPT OF A WRITTEN REQUEST FROM YOU TO MAKE SUCH ELECTION, THEN YOU MAY MAKE SUCH ELECTION. THE AWARD OF THE ARBITRATORS, OR OF THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.

        NO  PERSON  SHALL  BRING  A  PUTATIVE  OR  CERTIFIED   CLASS  ACTION
       TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (I) THE CLASS CERTIFICATION IS DENIED; (II) THE CLASS IS DECERTIFIED; OR (III) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

        I EXPRESSLY AGREE THAT SERVICE OF PROCESS IN ANY ACTION SHALL BE SUFFICIENT IF SERVED BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT MY LAST ADDRESS KNOWN TO YOU. I EXPRESSLY WAIVE ANY DEFENSE TO SERVICE OF PROCESS AS SET FORTH ABOVE.

17. This agreement may be assigned by you and will inure to the benefit of your successors and assigns and you may transfer or assign the account(s) of the undersigned to them, which shall be binding on the undersigned, its successors and assigns.

18. BY SIGNING THIS AGREEMENT, THE UNDERSIGNED ACKNOWLEDGES THAT YOU AND YOUR SUCCESSORS AND ASSIGNS ARE AUTHORIZED IN THE USUAL COURSE OF BUSINESS TO LEND, RELEND, HYPOTHECATE, REHYPOTHECATE, PLEDGE OR REPLEDGE SEPARATELY OR TOGETHER WITH THE PROPERTY OF OTHERS EITHER TO YOURSELVES OR TO OTHERS ANY PROPERTY WHICH YOU MAY BE CARRYING FOR THE UNDERSIGNED ON MARGIN. THIS AUTHORIZATION SHALL APPLY TO ALL ACCOUNTS CARRIED BY YOU FOR THE UNDERSIGNED AND SHALL REMAIN IN FULL FORCE UNTIL WRITTEN NOTICE OF REVOCATION IS RECEIVED BY YOU.

        BY SIGNING THIS AGREEMENT THE CUSTOMER ACKNOWLEDGES THAT:  1.    THE
        SECURITIES IN THE CUSTOMER'S MARGIN ACCOUNT MAY BE LOANED TO THE BROKER OR LOANED OUT TO OTHERS; 2. THE CUSTOMER HAS RECEIVED A COPY OF THIS AGREEMENT. THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT PAGE 1 AT PARAGRAPH 16.


        ___________________  ___________________________     __________
        SIGNATURE            PLEASE PRINT NAME AND TITLE        DATE

        _______________________________________________________________
        NO. OR STREET ADDRESS      CITY OR TOWN    STATE    POSTAL CODE

                           Statement of Credit Practices
                                (SEC Rule 10b-16)

                                                     Effective August 22, 1992

To Our Clients

         The following discussion provides a description of our interest charges and other matters relating to the extension or maintenance of credit in connection with your accounts. Since it is intended to be all-inclusive, some of the discussion may go beyond your own particular situation.

Applicability of Interest Charge

         You will be charged interest on any credit extended to you by PaineWebber for the purpose of purchasing, carrying, trading, or maintaining any securities, commodities, or other product or service in your PaineWebber account.

Interest Rate

         The annual rate of interest which you will be charged is based upon the PaineWebber Base Loan Rate ("Base Loan Rate") which will be internally established by PaineWebber from time to time based on PaineWebber's assessment of commercially recognized interest rates. Such rates may include but are not limited to the prime rate, discount rate, broker call rate, federal funds rate, LIBOR, and other regularly published lending rates.
The agreements with our clients for the extension of credit are governed by the laws of the State of New York where PaineWebber maintains its principal place of business. The interest charge for each interest period is due and payable at the close of that interest period. The exact amount due may be obtained from your Investment Executive or the Branch Office Manager of the branch office servicing your account. Interest charges not paid at the close of the interest period will be added to the opening debit balance in your account for the next interest period. Please note that the PaineWebber Base Loan Rate is an internally computed rate that may change without notice.

         The rates at which interest is charged on funds borrowed are dependent upon the amount borrowed and are based on our usual sliding scale of percentages added to the current Base Loan Rate.

    Average Net Loan (Debit) Balance
        for Each Interest Period                   Interest Rate
  -------------------------------------- --------------------------------------
        Under  $25,000                         2 1/2% above Base Loan Rate
        $25,000 to $49,999                     2% above Base Loan Rate
        $50,000 to $74,999                     1 1/2% above Base Loan Rate
        $75,000 to $99,999                     1% above Base Loan Rate
        $100,000 and up                        3/4% above Base Loan Rate


Change of Rate Without Prior Notice

         Your stated interest rate will change without notice each period in accordance with changes in your average net loan (debit) balance and the PaineWebber Base Loan Rate. If your interest rate is to be increased for any other reason, at least 30 days prior written notice will be given by PaineWebber. Certain accounts may be assigned adjusted rates as warranted by overall business relationships in the discretion of PaineWebber.

Computation of Interest Charge

         The following is set forth so that you can understand how interest charges are computed and so that you may verify interest charges shown on your statement.

         We calculate daily loan (debit)* or credit balances for your account by taking the balances as of the close of the previous interest period (or the opening balance on a new account) and calculate for each day a new net loan (debit) balance** from the previous daily balance by taking into consideration both debits and credits which occurred that day. The market value of securities sold not long or not in good deliverable form will be deducted from the credit balance in your account. Credit balances resulting from a short sale are disregarded because this credit balance is used to collateralize stock borrowed to make delivery against a short sale. At the end of the interest period the daily net loan (debit) balances for each day of the interest period are totaled and divided by the number of loan
(debit) days in the interest period giving the average  net  loan   (debit)
balance   which  forms  the  basis  for  interest calculations.

         The applicable interest period is from the 22nd day of each month to the 21st day of the following month, except for the months of December and January. In December the applicable interest period is November 22 to December 31; in January the applicable interest period is January 1 to January 21.

         Your statement should be retained to assist you in verifying interest charges.

         The "Credit Summary" section of your statement provides the interest charge for the current interest period as well as the average net loan (debit) balance and the interest rate applied. You can verify your interest charge based on a 360 day year within a few cents by using the following formula:


    Average Net Loan                               Loan (Debit) Days in
    (Debit) Balance      X   Interest Rate    X    Interest Period 360

* Loan (Debit) Balance - This represents the amount of money owed us on any given day.
** Net Loan (Debit) Balance - This is the debit balance minus credit balance (ndb=db-cb).

           Table 1 set forth below provides the effective annual interest rate for your stated interest rate for 365 days for the above interest calculations.

Marking to the Market

          If you sell short (or short against the box), and the market value of the security you sold increases above your selling price, the increase will be charged to your account - see Activity section (with an offsetting credit to the Short Account - see Short Account Activity section) and interest on the increase will be charged in the Activity section. Conversely, any decrease in market value will be credited to your account and the interest charges will be accordingly reduced.

          This practice of determining the change in current market value is commonly referred to as "marking to the market" and is normally done once a week.

Other Charges

         Separate interest charges may be made in the account in connection with:

          a) prepayments - payments to a client of the proceeds of a security sale before the regular settlement date.

          b) "when issued" transactions - when the market price of the "when issued" security changes from the contract price by an amount that exceeds the cash deposit, interest may be charged on such difference.

          c) late payments - payments for securities purchased which are received past settlement date.

Liens and Additional Collateral

          For all securities which we have or at any time may hold or carry for you in any account of yours (either individually or jointly with others), or which may be deposited with us for any purposes, including safekeeping, we as a pledgee have a general lien for the discharge of all your obligations to us, however arising and irrespective of the number of accounts you have with us. We may require you to deposit additional collateral in accordance with the rules and regulations of the Federal Reserve Board, the New York Stock Exchange, the American Stock Exchange, and any other regulatory agency to whose jurisdiction we are subject. In addition, we may require you to deposit such additional collateral as we, in our sole discretion, determine is needed as security for your obligation to us. Ordinarily, a request for additional margin will be made when the equity in the account falls below 30 percent of the market value of all marginable securities in the account (the equity is the excess market value of the securities in the account over the loan or debit balance).

          Although we do not limit the factors which may cause us to require additional margin, factors such as market fluctuation, high concentration or the overall credit standing of the account will be considered. These margin calls may be met by delivery of either additional marginable securities or cash.

                    Table 1: Effective Annual Interest Rates

  Stated       Effective    Stated        Effective      Stated       Effective     Stated      Effective
 Interest    Annual Rate*   Interest    Annual Rate*     Interest      Annual      Interest    Annual Rate*
                    -----                      -----                                                  -----
   Rate                        Rate                         Rate        Rate*        Rate
   ----                        ----                         ----        -----        ----
   4.00%         4.13%        8.00%         8.42%          12.25%      13.15%       16.25%        17.78%
   4.25%         4.40%        8.25%         8.69%          12.50%      13.44%       16.50%        18.07%
   4.50%         4.66%        8.50%         8.97%          12.75%      13.72%       16.75%        18.37%
   4.75%         4.92%        8.75%         9.24%          13.00%      14.01%       17.00%        18.66%
   5.00%         5.19%        9.00%         9.52%          13.25%      14.29%       17.25%        18.96%
   5.25%         5.45%        9.25%         9.79%          13.50%      14.58%       17.50%        19.26%
   5.50%         5.72%        9.50%        10.07%          13.75%      14.87%       17.75%        19.56%
   5.75%         5.99%        9.75%        10.35%          14.00%      15.16%       18.00%        19.86%
   6.00%         6.26%        10.00%       10.62%          14.25%      15.44%       18.25%        20.16%
   6.25%         6.52%        10.25%       10.90%          14.50%      15.73%       18.50%        20.46%
   6.50%         6.79%        10.50%       11.18%          14.75%      16.02%       18.75%        20.76%
   6.75%         7.06%        10.75%       11.46%          15.00%      16.31%       19.00%        21.06%
   7.00%         7.33%        11.00%       11.74%          15.25%      16.61%       19.25%        21.36%
   7.25%         7.60%        11.25%       12.02%          15.50%      16.90%       19.50%        21.66%
   7.50%         7.87%        11.75%       12.59%          15.75%      17.19%       19.75%        21.97%
   7.75%         8.15%        12.00%       12.87%          16.00%      17.48%       20.00%        22.27%

*Based on 365 Day Year Compounded Monthly.